NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE.

NUMBER

SHARES

COPsync, Inc.

AUTHORIZED COMMON STOCK:
500,000,000 SHARES
PAR VALUE: $.0001

CUSIP NO. 217712 10 8

This Certifies that

SPECIMEN

Is The Record Holder Of

Shares of **COPsync, Inc.** Common Stock

transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

PRESIDENT

COPSYNC, INC. CORPORATE Seal October 25, 2006 DELAWARE

Russell D. Chaney
CHIEF EXECUTIVE OFFICER

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT

Countersigned & Registered

Nevada Agency and Trust Company
50 West Liberty Street • Suite 880 • Reno Nevada 89501

Authorized Signature